Exhibit (10)(l)
ASSOCIATED BANC-CORP
CHANGE OF CONTROL PLAN
Restated Effective January 1, 2008

ASSOCIATED BANC-CORP
CHANGE OF CONTROL PLAN
TABLE OF CONTENTS

Page
ARTICLE 1 Definitions	1-1

1.01. Act	1-1

1.02. Cause	1-1

1.03. Change of Control	1-1

1.04. Company	1-2

1.05. Date of Termination	1-2

1.06. Eligible Employee	1-2

1.07. Notice of Termination	1-2

1.08. Participant	1-2

1.09. Retirement	1-2

1.10. Termination of Employment	1-2

1.11. Termination for Good Reason	1-3

ARTICLE 2 Participation	2-1

2.01. Commencement of Participation	2-1

2.02. Termination of Participation	2-1

ARTICLE 3 Eligibility for Benefits	3-1

3.01. Eligibility for Benefits	3-1

3.02. Amount of Benefits	3-1

3.03. Mitigation of Benefits	3-2

3.04. Payment Method	3-2

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Page
3.05. Benefits in the Event of a Participant’s Death	3-2

ARTICLE 4 General Provisions	4-1

4.01. Successors: Binding Plan	4-1

4.02. Notice	4-1

4.03. Company’s Right to Terminate	4-1

4.04. Termination and Amendment of the Plan	4-1

4.05. Company’s Right to Pay Benefits Prior to a Change in Control	4-2

4.06. Applicable Law	4-2

4.07. Severability	4-2

APPENDIX A ELIGIBLE EMPLOYEES OF THE ASSOCIATED BANC-CORP CHANGE OF CONTROL PLAN	A-1

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ASSOCIATED BANC-CORP
CHANGE OF CONTROL PLAN
INTRODUCTION
          Effective December 16, 1993 (the “Effective Date”), Associated Banc-Corp (the “Company”) adopted the Associated Banc-Corp Change of Control Plan (the “Plan”) to provide severance benefits to certain of its employees in the event of a change of control in the Company and the subsequent termination of employment of such employees. The Plan was restated in its entirety as of January 1, 1996. The Plan was again restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code (the “Code”).
          This introduction and the following Articles, as amended from time to time, comprise the Plan.

ARTICLE 1
Definitions
          1.01 Act. The Securities Exchange Act of 1934, as in effect on the Effective Date of the Plan.
          1.02 Cause. Cause shall mean:
                  (a) The willful and continued failure by an Eligible Employee to substantially perform his duties with the Company after a demand for substantial performance is delivered to the Eligible Employee by the Chief Executive Officer of the Company or in the case of the Chief Executive Officer, the Board of Directors of the Company, which specifically identifies the manner in which the Company believes that the Eligible Employee has not substantially performed his duties.
                  (b) The willful engaging by the Eligible Employee in misconduct which is materially damaging to the Company, monetarily or otherwise.
          1.03 Change of Control. A Change of Control shall be deemed to have occurred on the date of the following transactions:
                  (a) An offer is accepted, in writing, for a change in ownership of 25% or more of the outstanding voting securities of the Company;
                  (b) An offer is accepted, in writing, whereby the Company will be merged or consolidated with another corporation, and as a result of such anticipated merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the shareholders of the Company who owned such securities immediately prior to such merger or consolidation, other than affiliates (within the meaning of the Act) of any party to such merger or consolidation;
                  (c) An offer is accepted, in writing, whereby the Company sells at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Code section 1563, of which the Company is a member; or
                  (d) An offer is accepted, in writing, whereby a person, within the meaning of sections 3(a)(9) or 13(d)(3) of the Act, acquires 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

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                  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (relating to options) of the Act.
          1.04 Company. Associated Banc-Corp, any subsidiary or affiliate and any successor which assumes the Plan in accordance with section 4.01 or otherwise becomes bound by all the terms and provisions of this Plan by operation of law. In addition to the Board of Directors of the Company, the officers of the Company authorized by the Board of Directors, from time to time, may act on behalf of the Company for purposes of the Plan. Effective January 1, 2008, the Board of Directors of the Company has authorized the Compensation and Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.
          1.05 Date of Termination. Date of Termination shall mean the date on which an Eligible Employee experiences a Termination of Employment.
          1.06 Eligible Employee. The Chief Executive Officer of the Company and such other senior level management employees of the Company in select leadership roles who are designated by the Chief Executive Officer, in writing, from time to time, as Eligible Employees for purposes of the Plan. Notwithstanding the foregoing, an otherwise Eligible Employee may be excluded from participation in the Plan by contract or other agreement between the Company and the Employee.
          1.07 Notice of Termination. A written communication from the Company to an Eligible Employee stating that the Eligible Employee has incurred, or will incur, a Termination of Employment. A Notice of Termination shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment and the Date of Termination.
          1.08 Participant. An Eligible Employee who has satisfied the participation requirements of section 2.01 and whose participation has not been terminated in accordance with section 2.02.
          1.09 Retirement. Separation from service with the Company in accordance with the Company’s retirement policy or policies generally applicable from time to time, to its salaried employees, including early retirement.
          1.10 Termination of Employment. An Eligible Employee will be deemed to have incurred a Termination of Employment if the Eligible Employee is involuntarily terminated by the Company or has a Termination for Good Reason; provided separation from service is not as a result of:

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               (a) The Eligible Employee’s Retirement, death or disability; or
               (b) Termination by the Company for Cause.
          1.11 Termination for Good Reason. An Eligible Employee’s voluntary separation from service with the Company subsequent to a Change of Control, will be treated as a Termination for Good Reason if the separation is due to a material change in the Eligible Employee’s service relationship with the Company including but not limited to:
               (a) The assignment to the Eligible Employee of any duties inconsistent with the Eligible Employee’s positions, duties, responsibilities and status with the Company immediately prior to the Change of Control, or a change in the Eligible Employee’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Eligible Employee from such positions;
               (b) A reduction by the Company in the Eligible Employee’s base salary as in effect on the date immediately prior to the Change of Control;
               (c) A failure by the Company to continue any bonus plans in which the Eligible Employee was entitled to participate immediately prior to the Change of Control;
               (d) The transfer of the Eligible Employee to a location anywhere other than within fifty (50) miles of the Eligible Employee’s present office location, except for required travel on Company business to an extent substantially consistent with the Eligible Employee’s business travel obligations prior to the Change in Control;
               (e) The failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the Eligible Employee participated in at the time of a Change of Control, the taking of any action by the Company which would adversely affect the Eligible Employee’s participation in or materially reduce the benefits under any of such plans or deprive the Eligible Employee of any material fringe benefit enjoyed by the Eligible Employee at the time of the Change of Control, or the failure by the Company to provide the Eligible Employee with the number of paid vacation days to which the Eligible Employee is then entitled in accordance with the Company;

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               (f) The failure by the Company to obtain the assumption of the Plan and performance of this Plan by any successor as contemplated in section 4.01; or
               (g) Any purported Termination of Employment which is not effected pursuant to a Notice of Termination.
Prior to a voluntary Termination for Good Reason the Eligible Employee must provide the Company with notice of the existence of the condition that would result in treatment as a Termination for Good Reason and a 30 day opportunity to remedy the condition. In addition, the separation from service must occur no later than two years following the initial existence of such condition.

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ARTICLE 2
Participation
          2.01 Commencement of Participation. An Eligible Employee shall become a Participant in the Plan on the date an employee is designated an Eligible Employee.
          2.02 Termination of Participation. An Eligible Employee’s status as a Participant in the Plan shall terminate upon the earlier of the death of the Eligible Employee or the date the Company terminates the Eligible Employee’s participation in the Plan by written notice pursuant to section 4.02. The Company shall not terminate an Eligible Employee’s participation in the Plan following a Change of Control.

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ARTICLE 3
Eligibility for Benefits
          3.01 Eligibility for Benefits. An Eligible Employee shall be eligible for benefits pursuant to this Plan if:
               (a) A Change of Control occurs; and
               (b) The Eligible Employee’s Date of Termination occurs within three (3) years of the Change of Control.
          3.02 Amount of Benefits. An Eligible Employee eligible for benefits pursuant to section 3.01 above shall receive benefits as provided below:
               (a) The Company shall pay the benefits outlined in Appendix A to the Plan to Eligible Employees listed on Appendix A, as in accordance with Appendix A, as in effect at the time of a Change of Control.
               (b) The Company shall also pay to Eligible Employees all legal fees and expenses incurred in obtaining or enforcing any right or benefit provided by this Plan.
               (c) To the extent permitted by the applicable plans, the Company shall also continue an Eligible Employee and his or her dependents (if enrolled in the applicable plan described below prior to the Termination of Employment) under the Company’s medical, dental and life plans available to all other similarly situated active employees. The Company shall pay the full cost of providing such coverage. Such coverage shall continue until the date of the last scheduled installment payment pursuant to the attached Appendix A. To the extent continuation of coverage is not permitted under an applicable plan, the Company shall pay to the Eligible Employment an amount equal to the cost of such coverage for similarly situated active employees. This benefit is exclusive of the Eligible Employee’s right, and his or her dependent’s right, if applicable, to elect to continue coverage under state or federal law and such continuation rights shall not begin until the end of the installment schedule pursuant to the attached Appendix A.
               (d) The Company shall provide an Eligible Employee with a benefit equal to the maximum benefit the Eligible Employee would have received under the Associated Banc-Corp Retirement Account Plan and the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “Qualified Plans”) if the Eligible Employee remained employed with the Company

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for the scheduled installment period pursuant to the attached Appendix A. For purposes of calculating this benefit, the Company shall assume:
                    (i) the Eligible Employee’s compensation shall equal his or her compensation for the year preceding the year in which the Termination of Employment occurs;
                    (ii) the Eligible Employee makes the maximum elective deferral permissible under the Qualified Plans and the law; and
                    (iii) the terms of the Qualified Plans in effect immediately prior to the Change of Control govern the calculation of the benefit.
          3.03 Mitigation of Benefits. Eligible Employees who receive benefits pursuant to section 3.02 above shall mitigate the amount of benefits that they are eligible to receive by obtaining other employment. An Eligible Employee who obtains employment with an employer after the Eligible Employee’s Date of Termination shall notify the Company, in writing and prior to the starting date of employment with the employer, of the name and address of the employer and the amount of compensation payable to the Eligible Employee. Failure to properly and timely notify the Company or cooperate with the Company’s efforts to verify the amount of compensation payable to the Eligible Employee shall result in the termination of all benefits to the Eligible Employee under this Plan. The amount of benefits provided for in this Plan shall be reduced by the amount of compensation earned by the Eligible Employee between the Eligible Employee’s Date of Termination and the date of the last scheduled installment payment pursuant to the attached Appendix A.
          3.04 Payment Method. The Company, in its sole discretion, may pay benefits pursuant to the Plan in a lump sum or installments over the period of time specified for an Eligible Employee in Appendix A provided payment commences no later than 120 days subsequent to an Eligible Employee’s Date of Termination. Notwithstanding the foregoing, any benefits provided under the Plan must be paid no later than the last day of the second taxable year of the Eligible Employee following the taxable year of the Date of Termination. Further notwithstanding the foregoing, for any Eligible Employee whose benefit as described on Appendix A exceeds two times the Eligible Employee’s annual compensation as described in Code section 409A, payment shall be made in a lump sum no earlier than six months, and no later than eight months, following the Eligible Employee’s Date of Termination.
          3.05 Benefits in the Event of a Participant’s Death. If a Participant dies subsequent to the occurrence of events which entitle the Participant to benefits, as set forth in section 3.01, and prior to receiving all benefits payable

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pursuant to the Plan, any remaining benefits shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there be no such designee, to the Participant’s estate. If a Participant dies prior to the occurrence of events which would entitle the Participant to benefits under the Plan pursuant to section 3.01, no benefits shall be payable from the Plan.

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ARTICLE 4
General Provisions
          4.01 Successors: Binding Plan. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the voting securities business and/or assets of the Company, by written agreement in form and substance satisfactory to Eligible Employees, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Plan and shall entitle the Eligible Employee to compensation from the Company in the same amount and on the same terms as the Eligible Employee would be entitled hereunder if the Eligible Employee incurred a Termination for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Eligible Employee’s Date of Termination. Eligible Employees who continue in the employ of the successor shall not be deemed to have incurred a Termination of Employment for purposes of this Plan merely as a result of the succession.
          4.02 Notice. For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the best known addresses of the parties, provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Corporate Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notice of a change of address shall be effective only upon receipt.
          4.03 Company’s Right to Terminate. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Eligible Employee the right to continued employment with the Company, or limit the right of the Company to terminate an Eligible Employee’s employment at any time.
          4.04 Termination and Amendment of the Plan. This Plan may be amended at any time by the Company in writing, including altering, reducing or eliminating benefits to be paid to a Participant who has not experienced a Date of Termination at any time prior to a Change of Control. This Plan may not be amended or terminated following a Change in Control. Effective January 1, 2008, the Board of Directors of the Company has authorized the Compensation and

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Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.
          4.05 Company’s Right to Pay Benefits Prior to a Change in Control. The Company shall have the right to pay benefits under the Plan in anticipation of a Change in Control as if a Change in Control had occurred.
          4.06 Applicable Law. To the extent not inconsistent with applicable federal law, this Plan shall be construed pursuant to, and shall be governed by, the laws of the State of Wisconsin.
          4.07 Severability. In the event any provision of this Plan shall be considered void, illegal or invalid for any reason, said provision shall be of no force and effect only to the extent that it is void or declared illegal or invalid.

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APPENDIX A
ELIGIBLE EMPLOYEES OF THE ASSOCIATED
BANC-CORP CHANGE OF CONTROL PLAN
     The following employees of Associated Bank-Corp are considered Eligible Employees with respect to the following benefits pursuant to the Associated Banc-Corp Change of Control Plan.

Installment
	Total Benefits	Period for	Date	Date
	Payable in	Payment of	Participation	Participation
Name	Lump Sum*	Benefits	Begins	Ends

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Medical, Dental, and Life Insurance Coverage
See Section 3.02(c) of the Plan.
Savings Plan
See Section 3.02(d) of the Plan.
Retirement Plan
See Section 3.02(d) of the Plan.
Disability
If you are currently on short-term or long-term disability, you will be treated as any other displaced employee at that time, in accordance with plan provisions as then in effect.
Other Company Programs
A.	Incentive Bonus
1.	Partial Year Prior to Date of Termination. An incentive bonus for the partial year in which your Date of Termination occurs shall be paid in a lump equal to the current calendar year’s target bonus pro-rated for the portion of the calendar year prior to the Date of Termination.

2.	Following Date of Termination. An incentive bonus shall be paid, in lump sum, which is equivalent to the sum of two times the target bonuses for the current year.
B.	Vacation Pay

Any accrued unused vacation as of your Date of Termination will be paid to you in a lump sum and will be included in your final payment under the Plan.

C.	Stock Option Plans

If you have received options under Associated Long-Term Incentive Stock Option Plan of 1987, n.k.a. the Restated Long-Term Incentive Stock Option Plan, you should carefully review the provisions of that plan and your option agreement regarding termination of employment or retirement. Your rights and Associated’s obligations shall be governed by the provisions of the plan.

D.	Outplacement Benefit

Outplacement services with an outplacement agency of your choice at a cost not to exceed twenty thousand dollars ($20,000) shall be provided.

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